LIBERTY SILVER ANNOUNCES OPTION, VOTING AND

STANDSTILL AGREEMENTS

May 19, 2017 - Toronto, Ontario. Liberty Silver Corp. (“Liberty” or the “Company”) announced today that, in connection to the listing of its shares on the Canadian Securities Exchange, the management of the Company and its major shareholder have entered into a series of governance agreements designed to align the interests of the management and the major shareholder with those of the Company and all of its shareholders.

Option Agreements

Under the terms of three option agreements, BG Capital Group Ltd. (“BGCG”) which at the date hereof controls, together with its affiliates, 13,308,405 Common Shares or approximately 54.45% of the issued and outstanding Common Shares, has granted to Bruce Reid, John Ryan and Howard Crosby options to purchase an aggregate of 4,000,000 Common Shares currently owned by BGCG. The options so granted are exercisable at CAD$1.00 per Common Share and expire on the earlier of: May 1, 2024 and the 30th day following an event that constitutes a change of control of the Company. Until May 1, 2023, the options so granted can only be exercised if the board of directors or shareholders of the Company, as the case may be, approve a transaction that constitutes a change of control of the Company. After May 1, 2023, the options can be exercised up to May 1, 2024 without the requirement of a change of control event. Until the options so granted are either exercised or expire, the Common Shares that are subject to the options will be held in escrow by an escrow agent.

Voting Agreement

Under the terms of a voting agreement, BGCG has granted to an arm’s-length attorney, a role currently being assumed by Bruce Reid, a power of attorney to vote any Common Shares which BGCG owns over and above 10% of the issued and outstanding Common Shares at the relevant time. The term of the voting agreement starts today, the date on which the Common Shares of the Company commence trading on the Canadian Securities Exchange, and expires two years thereafter, or earlier in the event that the Common Shares cease to be listed for trading on the Canadian Securities Exchange.

Standstill Agreement

Under the terms of a standstill agreement, BGCG has limited ability to dispose of its Common Shares. Until May 1, 2020, BGCG cannot dispose of any Common Shares without the consent of Bruce Reid and, thereafter, BGCG can only dispose of a maximum of 500,000 Common Shares during any calendar year. Following the expiration of the voting agreement, under the terms of the standstill agreement Bruce Reid, John Ryan and Howard Crosby have the right, at all meetings of shareholders of the Company, to direct the voting of the 4,000,000 Common Shares that are subject to the options granted to them by BGCG as described above. In addition, BGCG cannot vote any of its other Common Shares against any resolutions put before the shareholders of the Company by the board of directors or recommended by the board of directors for approval by the shareholders of the Company. The standstill agreement expires on the earlier of completion of a change of control event or May 1, 2024. The standstill agreement has been approved by the board of directors of the Company and ratified by a majority shareholder resolution signed by BGCG.

About Liberty Silver Corp.

Liberty has the right to earn a joint venture interest in the 10,020-acre Trinity Silver Project pursuant to the terms of an earn-in agreement with Renaissance Exploration Inc. The Trinity Silver Project, located in Pershing County, Nevada, is Liberty’s flagship project. Liberty has entered into a letter of intent to acquire, subject to due diligence and definitive documentation, the Bunker Hill Mine Complex located in Kellogg, Idaho subject to due diligence and definitive documentation.

Information about Liberty is available on its website, www.libertysilvercorp.com, or in the SEDAR and EDGAR databases.

For additional information contact:

Howard M. Crosby, Executive Director

(509) 526-3491

info@libertysilvercorp.com

Cautionary Statements

Certain statements in this news release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as within the meaning of the phrase ‘forward-looking information’ in the Canadian Securities Administrators’ National Instrument 51-102 – Continuous Disclosure Obligations. The forward looking statements made herein are based on information currently available to the Company and the Company provides no assurance that actual results will meet management’s expectations or assumptions with respect to, among other things, the ability of Liberty to successfully complete due diligence on the Bunker Hill Mine Complex, settle a definitive agreement on the terms as provided in the Letter of Intent or other satisfactory terms or at all, and fund the initial purchase payment for which Liberty does not have funds at this time, the ability of Liberty to preserve its interests in the Trinity Silver Project which is dependent on the completion of a feasibility study, the Company’s present and future financial condition, the Company’s ability to secure financing, the Company’s ability to secure a public market for its securities, and the state of financial markets. Forward-looking statements include estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”, and may include statements regarding, among other things, the terms of the Letter of Intent to acquire the Bunker Hill Mine Complex, completion of the necessary due diligence and funding of the acquisition. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, and the Company’s financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: the inability of Liberty to successfully complete due diligence on the Bunker Hill Mine Complex, settle a definitive agreement on the terms as provided in the Letter of Intent or other satisfactory terms or at all, and fund the initial purchase payment for which Liberty does not have funds at this time; the inability of Liberty to complete a feasibility study pursuant to the terms of the Trinity Silver Project earn-in agreement; the inability of the Company to budget and manage its liquidity in light of the failure to obtain additional financing; the inability of the Company to secure a public market for its securities and whether an active public market can be developed or sustained; development of changes in general economic conditions and conditions in the financial markets; changes in demand and prices for precious metals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. These and other factors made in public disclosures and filings by the Company should be considered carefully and readers should not place undue reliance on the Company’s forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.